UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  Schedule 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  AeroGen, Inc.
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            --------------------------------------------------------
                         (Title of Class of Securities)

                                   007779 10 1
            --------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2000
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 2 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     InterWest Partners VI, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                1,227,063
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              0
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,227,063
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,227,063
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 3 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     InterWest Investors VI, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                37,486
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              0
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   37,486
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     37,486
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 4 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     InterWest Management Partners VI, LLC (the general partner of InterWest Partners VI, LP and InterWest Investors VI, LP)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                1,264,549
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              0
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,264,549
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 5 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Harvey B. Cash (a Managing  Director of InterWest  Management  Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 6 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Alan W. Crites (a Managing  Director of InterWest  Management  Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 7 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Philip T. Gianos (a Managing Director of InterWest  Management Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 8 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     W. Scott Hedrick (a Managing Director of InterWest  Management Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 9 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     W. Stephen Holmes (a Managing Director of InterWest Management Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 9 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 10 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Gilbert H. Kliman (a Venture  Member of InterWest  Management  Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 10 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 11 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Robert R. Momsen (a Managing Director of InterWest  Management Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 11 of 16 pages

-----------------------                                  -----------------------
CUSIP No. 007779 10 1                  13G                 Page 12 of 16 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Arnold L. Oronsky (a Managing Director of InterWest Management Partners VI,
     LLC)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  |_|
                                                                      (b)  |X|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                              5    SOLE VOTING POWER

          NUMBER OF                0
           SHARES             --------------------------------------------------
        BENEFICIALLY          6    SHARED VOTING POWER
         OWNED BY
       EACH REPORTING              1,264,549
         PRESON WITH          --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,264,549
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,264,549
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 12 of 16 pages

Item 1.

(a)  Name of Issuer: AeroGen, Inc. ("Issuer")


(b)  Address of Issuer's Principal Executive Offices:

     1310 Orleans Drive
     Sunnyvale, CA 94089

Item 2.

(a)  Name of Person(s) Filing:

     InterWest Partners VI, LP ("IWP VI")
     InterWest Investors VI, LP ("II VI")
     InterWest Management Partners VI, LLC ("IMP VI")
     Harvey B. Cash ("Cash")
     Alan W. Crites ("Crites")
     Philip T. Gianos ("Gianos")
     W. Scott Hedrick ("Hedrick")
     W. Stephen Holmes ("Holmes")
     Gilbert H. Kliman ("Kliman")
     Robert R. Momsen ("Momsen")
     Arnold L. Oronsky ("Oronsky")

(b)  Address of Principal Business Office or, if none, Residence:

     3000 Sand Hill Road
     Building 3, Suite 255
     Menlo Park, CA 94025

(c)  Citizenship/Place of Organization:

     IWP VI:      California
     II VI:       California
     IMP VI:      California
     Cash:        United States
     Crites:      United States
     Gianos:      United States
     Hedrick:     United States
     Holmes:      United States
     Kliman:      United States
     Momsen:      United States
     Oronsky:     United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 007779 10 1

Item 3.        Not applicable.

                               Page 13 of 16 pages

Item 4. Ownership.


======= ============= ========== ============ ============= =============
                                                                All
                                                               Other
                       IWP VI       II VI        IMP VI     Individuals
                                                                 *
------- ------------- ---------- ------------ ------------- -------------
(a)     Beneficial
        Ownership     1,227,063       37,486     1,264,549     1,264,549
------- ------------- ---------- ------------ ------------- -------------
(b)     Percentage
        of Class           6.3%         0.2%          6.5%          6.5%
------- ------------- ---------- ------------ ------------- -------------
(c)     Sole Voting
        Power         1,227,063       37,486     1,264,549             0
------- ------------- ---------- ------------ ------------- -------------
        Shared
        Voting Power          0            0             0     1,264,549
------- ------------- ---------- ------------ ------------- -------------
        Sole
        Dispositive
        Power         1,227,063       37,486     1,264,549             0
------- ------------- ---------- ------------ ------------- -------------
        Shared
        Dispositive
        Power                 0            0             0     1,264,549
======= ============= ========== ============ ============= =============


*Individuals included in this column are Cash, Crites, Gianos, Hedrick, Holmes, Momsen and Oronsky, all of whom are Managing Directors of IMP VI. Also included in this column is Kliman who is a Venture Member of IMP VI.

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP VI, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A. Joint Filing Statement

                              Page 14 of 16 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February ____, 2001


INTERWEST PARTNERS VI, LP

By: InterWest Management Partners VI, LLC
                                               _________________________________
                                               Harvey B. Cash
    By: _______________________________
        Managing Director                      _________________________________
                                               Alan W. Crites

INTERWEST INVESTORS VI, LP                     _________________________________
                                               Philip T. Gianos
By: InterWest Management Partners VI, LLC
                                               _________________________________
    By: ________________________________       W. Scott Hedrick
        Managing Director
                                               _________________________________
                                               W. Stephen Holmes
INTERWEST MANAGEMENT PARTNERS VI, LLC
                                               _________________________________
    By: ________________________________       Gilbert H. Kliman
        Managing Director
                                               _________________________________
                                               Robert R. Momsen

                                               _________________________________
                                               Arnold L. Oronsky

                              Page 15 of 16 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February ____, 2001


INTERWEST PARTNERS VI, LP

By: InterWest Management Partners VI, LLC
                                               _________________________________
                                               Harvey B. Cash
    By: _______________________________
        Managing Director                      _________________________________
                                               Alan W. Crites

INTERWEST INVESTORS VI, LP                     _________________________________
                                               Philip T. Gianos
By: InterWest Management Partners VI, LLC
                                               _________________________________
    By: ________________________________       W. Scott Hedrick
        Managing Director
                                               _________________________________
                                               W. Stephen Holmes
INTERWEST MANAGEMENT PARTNERS VI, LLC
                                               _________________________________
    By: ________________________________       Gilbert H. Kliman
        Managing Director
                                               _________________________________
                                               Robert R. Momsen

                                               _________________________________
                                               Arnold L. Oronsky

                              Page 16 of 16 pages